Media release
From the Minister for Planning
Tuesday, 21 February 2006
BRICKWORKS SITE DECLARED A PRORITY FOR DEVELOPMENT
A former brickworks site in Burwood Heights has been included in a Priority Development Zone, opening the way for a new residential, leisure and commercial centre, the Minister for Planning, Mr Rob Hulls announced today.
Mr Hulls’ approval follows advice from the Priority Development Panel (PDP), which considered Whitehorse City Council’s request for the planning scheme to be amended.
Mr Hulls lauded the Council’s contribution to the new status of the site, which is bounded by the Burwood Highway, Middleborough and Eley roads.
“Council’s work on the structure planning process for not only the brickworks site, but also the broader Burwood Heights centre, has been first-rate.” he said.
The Planning Scheme amendment includes the following:
•	Rezoning the former Brickworks site to a Priority Development Zone.
•	Incorporating a framework plan and building heights plan into the Whitehorse Planning Scheme.
•	Introducing a new policy for the Burwood Heights Activity Centre and the former Brickworks site.
Mr Hulls said Council’s initial amendment was changed in several ways to address issues that arose during the course of the Priority Development Panel process.
The changes include:
•	Permits being required for shops when the total area exceeds 3000m2 rather than 5000m2.

•	When the total shop area exceeds 3000m2, planning applicants are required to give notice and third-party review rights are maintained.

•	Modifications to address transport related issues.
•	Modifications to planning controls to better reflect the site’s intended development.
“Council’s aim to develop the former brickworks site into an activity centre featuring a mix of residential, leisure, retail, commercial and open space mirrors the ideals of Melbourne 2030,” Mr Hulls said.
“The proposed redevelopment will have great benefits to the City of Whitehorse’s residents and businesses.”
MEDIA CONTACT: Claire Miller 9651 5799 or 0409 509 677 www.vic.gov.au